Exhibit 3.1

MARKEL CORPORATION

BYLAWS

(as amended and restated November ~~17, 2011~~19, 2015)

ARTICLE I

MEETINGS OF SHAREHOLDERS

Section 1. Place and Time of Meetings. Meetings of shareholders shall be held at such place, either within or without the Commonwealth of Virginia, and at such time, as may be provided in the notice of the meeting and approved by the Chairman of the Board or the Board of Directors.

Section 2. Annual Meeting. The annual meeting of shareholders shall be held in May of each year on the date designated by the Board of Directors and specified in the notice of the meeting.

Section 3. Substitute Annual Meeting. If an annual meeting of shareholders is not held within the time period designated in these Bylaws, a substitute annual meeting shall be called as promptly as is practicable thereafter by the Chairman of the Board or the Board of Directors. Any meeting so called shall be designated and treated for all purposes as the annual meeting.

Section 4. Special Meetings. Special meetings of the shareholders may be called by the Chairman of the Board or the Board of Directors. Only business within the purpose or purposes described in the notice for a special meeting of shareholders may be conducted at the meeting.

Section 5. Fixing Record Date. The Board of Directors may fix in advance a date to make a determination of shareholders entitled to notice or to vote at any meeting of shareholders, to receive any dividend, or for any other purpose, such date to be not more than 70 days before the meeting or action requiring a determination of shareholders. If no such date is set with respect to any meeting of shareholders, the day before the effective date of the notice of the meeting shall be the record date for such determination of shareholders. When a determination of shareholders entitled to notice of or to vote at any meeting of shareholders (regardless of who may have called the meeting) has been made, such determination shall be effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Section 6. Notice of Meetings. Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by or at the direction of the persons calling the meeting not less than ten nor more than 60 days before the date of the meeting (except as a different time is specified by law) to each shareholder of record entitled to vote at such meeting and to such nonvoting shareholders as may be required by law. If mailed, such notice shall be deemed to be given when deposited in the United States mail with postage thereon prepaid, addressed to the shareholder at his address as it appears on the share transfer books of the Corporation. If an annual or special meeting is adjourned to a different date, time or place, notice need not be given if the new date, time or place is announced at the meeting before adjournment; however, if a new record date for an adjourned meeting is fixed, notice of the adjourned meeting shall be given to persons who are shareholders as of the new record date unless a court provides otherwise. Notwithstanding the foregoing, no notice of a shareholders' meeting need be given to a shareholder if (i) an annual report and proxy statements for two consecutive annual meetings of shareholders or (ii) all, and at least two, checks in payment of dividends or interest on securities during a 12-month period, have been sent by first-class United States mail, with postage thereon prepaid, addressed to the shareholder at his address as it appears on the share transfer books of the Corporation, and returned undeliverable. The obligation of the Corporation to give notice of shareholders' meetings to any such shareholder shall be reinstated once the Corporation has received a new address for such shareholder for entry on its share transfer books.

Section 7. Waiver of Notice; Attendance at Meeting. A shareholder may waive any notice required by law, the Articles of Incorporation or these Bylaws before or after the date and time of the meeting that is the subject of such notice. The waiver shall be in writing, be signed by the shareholder entitled to the notice, and be delivered to the Secretary of the Corporation for inclusion in the minutes or filing with the corporate records. A shareholder's attendance at a meeting (i) waives objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

Section 8. Quorum and Voting Requirements. Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Unless otherwise required by law, by Article II, Section 3 of these Bylaws, or by the Articles of Incorporation, a majority of the votes entitled to be cast on a matter by a voting group constitutes a quorum of that voting group for action on that matter. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or shall be set for that adjourned meeting. If a quorum exists, action on a matter, other than the election of directors, by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law. Less than a quorum may adjourn a meeting.

Section 9. Proxies. A shareholder may vote his shares in person or by proxy. A shareholder or the shareholder~~’~~’s agent or attorney-in-fact may appoint a proxy to vote or otherwise act for him by signing an appointment form or by an electronic transmission meeting the requirements of the Virginia Stock Corporation Act. An appointment of a proxy is effective when received by the Secretary or other officer or agent authorized to tabulate votes and is valid for 11 months unless a longer period is expressly provided in the appointment form. An appointment of a proxy is revocable by the shareholder unless the appointment form or the electronic transmission states that it is irrevocable and the appointment is coupled with an interest.

The death or incapacity of the shareholder appointing a proxy does not affect the right of the Corporation to accept the proxy's authority unless notice of the death or incapacity is received by the Secretary or other officer or agent authorized to tabulate votes before the proxy exercises his authority under the appointment. An irrevocable appointment is revoked when the interest with which it is coupled is extinguished. A transferee for value of shares subject to an irrevocable appointment may revoke the appointment if he did not know of its existence when he acquired the shares and the existence of the irrevocable appointment was not noted conspicuously on the certificate representing the shares or on the information statement for shares without certificates. Subject to any legal limitations on the right of a corporation to accept the vote or other action of a proxy and to any express limitation on the proxy's authority stated in the appointment form or electronic transmission, the Corporation is entitled to accept the proxy's vote or other action as that of the shareholder making the appointment. Any fiduciary who is entitled to vote any shares may vote such shares by proxy.

Section 10. Participation in Meetings. Shareholders may participate in meetings by use of any means of communication by which all shareholders participating may simultaneously hear each other during the meeting. A shareholder participating in a meeting by this means is deemed to be present in person at the meeting.

Section 11. Conduct of Business. (a) To be properly brought before an annual meeting of shareholders, business (other than nomination of directors) must be (x) specified in the notice of meeting, (y) brought before the meeting by or at the direction of the Board of Directors, or (z) brought before the meeting by a shareholder in accordance with this Section. Any shareholder wishing to bring a matter before the annual meeting must give notice in writing to the Secretary of the Corporation, by registered or certified United States mail, delivered not later than 90 days before the date of the anniversary of the immediately preceding annual meeting. The notice must set forth as to each matter to be brought before the meeting (i) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented for a vote at the annual meeting, (ii) the name and address of record of the shareholder proposing such business, (iii) the class and number of shares of the Corporation that are beneficially owned by such shareholder, and (iv) any material interest of the shareholder in such business. Any matter brought before an annual meeting of shareholders other than in compliance with this Section 11(a) may be ruled out of order by the chairman of the meeting.

(b) Nominations for the Board of Directors at any meeting of shareholders at which directors are to be elected may be made by the Board of Directors, by a committee appointed by the Board of Directors, or by any shareholder who is a member of a voting group entitled to vote for the election of directors at such meeting and who follows the procedures set forth in this Section 11(b). Any shareholder wishing to make a nomination must give notice in writing of such proposed nomination to the Secretary of the Corporation, by registered or certified United States mail, postage prepaid, delivered not less than 60 days in advance of the meeting (except that, if public disclosure of the meeting is made less than 70 days before the meeting, such notice must be delivered within ten days following such public disclosure). The notice must set forth (i) the name and address of record of the shareholder making the nomination and the name and address of the nominee(s), (ii) the class and number of shares of the Corporation that are beneficially owned by such shareholder, (iii) a description of all arrangements or understandings between or among such shareholder and each nominee and any other person or persons (naming such person or persons) in accordance with which the nomination is being made by the shareholder, (iv) information regarding each nominee equivalent to that required to be included in a proxy statement filed under the rules of the Securities and Exchange Commission if the nominee had been nominated by the Board of Directors, and (v) a consent of the nominee to serve as a director of the Corporation, if elected. Any nomination brought before a meeting of shareholders other than in compliance with this Section 11(b) may be ruled out of order by the chairman of the meeting.

ARTICLE II

DIRECTORS

Section 1. General Powers. The Corporation shall have a Board of Directors. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, its Board of Directors, subject to any limitation set forth in the Articles of Incorporation.

Section 2. Number. The number of directors of the Corporation shall be not less than three nor more than fifteen, the exact number of directors to be fixed, from time to time, by a resolution of the Board of Directors.

Section 3. Election and Term. Directors shall be elected at each annual meeting of shareholders. Despite the expiration of a director's term, such director shall continue to serve until his successor is elected and qualifies or until there is a decrease in the number of directors. No individual shall be named or elected as a director without his prior consent.

Except as provided in Section 4 of this Article II, each director shall be elected by a majority of votes cast of the voting group or groups entitled to elect such director at any meeting of shareholders for the election of directors at which a quorum is present; provided that if the number of director nominees exceeds the number of directors to be elected by any voting group, the director(s) shall be elected by a plurality of the votes of the shares of such voting group represented at the meeting and entitled to vote on the election of directors.

If an incumbent director is nominated for election and not reelected, the director shall offer his or her resignation promptly to the Board of Directors. Within 60 days following certification of the shareholder vote, the Nominating and

Corporate Governance Committee, or other committee responsible for nominating and governance matters, shall recommend to the Board of Directors the action to be taken with respect to such offer of resignation. Within 90 days following certification of the election results, the Board of Directors shall act on the offered resignation. In determining whether or not to accept the offered resignation, the Board of Directors shall consider any recommendation by the committee, the factors considered by the committee and any additional information and factors that the Board of Directors believes to be relevant. No director who submits his or her resignation under this Section 3 shall participate in the deliberations or decisions of the committee or the Board of Directors regarding such director~~’~~’s resignation.

If the submitted resignation is not accepted by the Board of Directors, the Board of Directors shall disclose its reasons for not accepting the resignation, and the director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director~~’~~’s resignation is accepted by the Board of Directors, or if a nominee for director is not elected by the shareholders, then the Board of Directors, in its sole discretion, may fill any resulting vacancy in accordance with Section 4 of this Article II.

Section 4. Removal; Vacancies. The shareholders may remove any director with or without cause at a meeting called for that purpose. Removal of a director shall be effective only if approved by a majority of the votes entitled to be cast at an election of directors of the voting group or groups by which such director was elected. A vacancy on the Board of Directors, including a vacancy resulting from the removal of a director, or an increase in the number of directors, may be filled only by (i) the shareholders, (ii) the Board of Directors, or (iii) the majority vote of the remaining directors though less than a quorum of the Board of Directors. In the case of the resignation of a director that will become effective at a specified later date, the vacancy may be filled before it occurs but the new director may not take office until the vacancy occurs.

Section 5. Annual and Regular Meetings. Annual meetings of the Board of Directors shall be held on the same day as the annual meeting of shareholders, for the purpose of electing officers and carrying on such other business as may properly come before such meeting. ~~Such meeting shall be held at the place where the shareholders' meeting is held.~~ The Board of Directors may also adopt a schedule of additional meetings which shall be considered regular meetings. Regular meetings shall be held at such times and at such places, within or without the Commonwealth of Virginia, as the Chairman of the Board or the

Board of Directors shall designate from time to time. If no place is designated, regular meetings shall be held at the principal office of the Corporation.

Section 6. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or the Board of Directors, and shall be held at such times and at such places, within or without the Commonwealth of Virginia, as the person or persons calling the meetings shall designate. If no such place is designated in the notice of a meeting, it shall be held at the principal office of the Corporation.

Section 7. Notice of Meetings. No notice need be given of regular meetings of the Board of Directors. Notice of special meetings of the Board of Directors shall be given to each director not less than six hours before the meeting by any means permitted under the Virginia Stock Corporation Act. Any such notice may be oral or written and shall include the time and place of the meeting.

Section 8. Waiver of Notice. A director may waive any notice required by law, the Articles of Incorporation, or these Bylaws before or after the date and time stated in the notice and such waiver shall be equivalent to the giving of such notice. Except as provided in the next sentence of this Section, the waiver shall be in writing, signed by the director entitled to the notice, and filed with the minutes or corporate records. A director's attendance at or participation in a meeting waives any required notice to him of the meeting unless the director at the beginning of the meeting or promptly upon his arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 9. Quorum; Voting. A majority of the number of directors prescribed in accordance with these Bylaws, or if no number has been prescribed, the number of directors in office immediately before the meeting begins, shall constitute a quorum for the transaction of business at a meeting of the Board of Directors. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless (i) he objects at the beginning of the meeting, or promptly upon his arrival, to holding it or transacting specified business at the meeting, or (ii) he votes against, or abstains from, the action taken.

Section 10. Telephonic Meetings. The Board of Directors may permit any or all directors to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

Section 11. Action Without Meeting. Action required or permitted to be taken at a Board of Directors' meeting may be taken without a meeting if the action is taken by all members of the Board. The action shall be evidenced by one or more written consents stating the action taken, signed by each director either before or after the action taken, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this ~~section~~Section shall be effective when the last director signs the consent unless the consent specifies a different effective date and states the date of execution by each director, in which event it shall be effective according to the terms of the consent. A written consent and the signing thereof may be accomplished by one or more electronic transmissions.

Section 12. Compensation. Unless the Articles of Incorporation provide otherwise, the Board of Directors may fix the compensation of directors for their services as directors and may provide for the payment of all expenses incurred by directors in attending meetings of the Board of Directors.

ARTICLE III

COMMITTEES OF DIRECTORS

Section 1. Committees. The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them. Each committee shall have two or more members who serve at the pleasure of the Board of Directors. The creation of a committee and appointment of members to it shall be approved by the number of directors required to take action under Section 9 of Article II of these Bylaws.

Section 2. Authority of Committees. To the extent specified by the Board of Directors, each committee may exercise the authority of the Board of Directors under Section 1 of Article II of these Bylaws and applicable law, except that a committee may not (i) approve or recommend to shareholders action that is required by law to be approved by shareholders; (ii) fill vacancies on the Board of Directors or on any of its committees; (iii) amend the Articles of Incorporation; (iv) adopt, amend, or repeal these Bylaws; (v) approve a plan of merger not requiring shareholder approval; (vi) authorize or approve a distribution, except according to a general formula or method prescribed by the Board of Directors; or (vii)

authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except that the Board of Directors may authorize a committee, or a senior executive officer of the Corporation, to do so within limits specifically prescribed by the Board of Directors.

Section 3. Committee Meetings; Miscellaneous. The provisions of Article II of these Bylaws relating to meetings, notice and waiver of notice, quorum and voting, and consents shall apply to committees of directors and their members.

ARTICLE IV

OFFICERS

Section 1. Officers. The officers of the Corporation shall be a Chairman of the Board, one or more ~~Presidents~~Chief Executive Officers, a Secretary, a Treasurer and a Controller, and in the discretion of the Board of Directors, one or more Vice Chairmen of the Board of Directors, one or more Presidents, one or more Vice Presidents and other officers and assistant officers as may be deemed necessary or advisable to carry on the business of the Corporation. In addition, the Board of Directors shall designate from among the officers of the Corporation a chief financial officer and a chief accounting officer (who may be the same person). Any two or more offices may be held by the same person.

Section 2. Election; Term. Officers shall be elected at the annual meeting of the Board of Directors and may be elected at such other time or times as the Board of Directors shall determine. They shall hold office, unless removed, until the next annual meeting of the Board of Directors or until their successors are elected. Any officer may resign at any time upon written notice to the Board of Directors, and such resignation is effective when notice is delivered unless the notice specifies a later effective date.

Section 3. Removal of Officers. The Board of Directors may remove any officer or assistant officer at any time, with or without cause.

Section 4. Chairman of the Board. ~~The Chairman of the Board shall be the chief executive officer of the Corporation and shall have general supervision over, responsibility for, and control of the other officers, agents and employees of the Corporation.~~ The Chairman of the Board shall preside as Chairman at all meetings of the shareholders and directors and shall perform such duties, and shall have such authority, as may be lawfully required of, or conferred upon, him by the Board of Directors.

Section 5. Chief Executive Officer. The Chief Executive Officer(s) shall be the chief executive officer(s) of the Corporation and shall have general supervision over, responsibility for, and control of the other officers, agents and employees of the Corporation and shall perform such duties, and shall have such authority, as may be lawfully required of, or conferred upon, him by the Board of Directors.

Section 6. Vice ~~Chairmen~~Chairman of the Board of Directors. A Vice Chairman of the Board shall, in the absence of the Chairman of the Board, preside as Chairman at all meetings of the shareholders and directors and shall perform such duties, and shall have such authority, as may be lawfully required of, or conferred upon, him by the Board of Directors.

Section ~~6.~~7. President. ~~The~~Each President~~(s) shall, subject to the direction of the Chairman and Vice Chairmen of the Board, have general supervision over, responsibility for, and control of the other officers, agents and employees of the Corporation~~ shall perform such duties, and shall have such authority, as may lawfully be required of, or conferred upon, him by the Chairman of the Board, a Chief Executive Officer, a Vice Chairman of the Board of Directors or the Board of Directors.

Section ~~7.~~8. Vice Presidents. Each Vice President (including any Executive Vice President or Senior Vice President) shall perform such duties, and shall have such authority, as may lawfully be required of, or conferred upon, him by the Chairman of the Board, ~~the~~a Chief Executive Officer, a Vice ~~Chairmen~~Chairman of the Board of Directors, ~~the~~a President or the Board of Directors.

Section ~~8.~~9. Secretary. The Secretary shall, as secretary of the meetings, record all proceedings at shareholders' meetings and directors~~’~~’ meetings in a book or books kept for that purpose. In addition, the Secretary shall maintain or cause to be maintained the record of shareholders of the Corporation, giving the names and addresses of all shareholders and the numbers, classes and series of the shares held by each and the share transfer books.

Section ~~9.~~10. Treasurer. The Treasurer shall have the custody of all moneys and securities of the Corporation; he shall deposit the same in the name and to the credit of the Corporation in such depositories as may be designated by, or in accordance with action of, the Board of Directors and disburse the funds of the Corporation as may be required.

Section ~~10.~~11. Controller. The Controller shall cause to be kept full and accurate books and accounts of all assets, liabilities and transactions of the Corporation and prepare, or cause to be prepared, statements of the financial condition of the Corporation and proper profit and loss statements covering the operations of the Corporation and such other and additional financial statements, if any, as required by management of the ~~corporation~~Corporation or the Board of Directors.

Section ~~11.~~12. Delegation of Power. During the absence, disqualification or inability to act of any of the officers of the Corporation, other than the Chairman or Vice ~~Chairmen~~Chairman of the Board of Directors, the Chairman of the Board by written order or the Board of Directors by resolution may delegate the powers of such officer to any other officer or employee of the Corporation.

ARTICLE V

SHARE CERTIFICATES

Section 1. Form. Shares of the Corporation may, but need not, be represented by certificates. The Board of Directors may authorize the issue of some or all of the shares of the Corporation without certificates. Any such authorization will not affect shares already represented by certificates until they are surrendered to the Corporation. The rights and obligations of shareholders shall be identical whether or not their shares are represented by certificates. Subject to the provisions of Section 2 ~~below~~of this Article V, certificates shall be signed by any two of the Chairman of the Board, Chief Executive Officer, Vice Chairman of the Board, President, Vice President or Secretary of the Corporation. Certificates may (but need not) be sealed with the seal of the Corporation or a facsimile thereof.

Section 2. Signatures. The signatures of the officers upon a share certificate issued by the Corporation may be facsimiles. If any officer who has signed, or whose facsimile signature has been placed upon a share certificate, shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.

Section 3. Transfer. The Board of Directors shall have power and authority to make rules and regulations concerning the issue, registration and transfer of shares of the Corporation.

Section 4. Restrictions on Transfer. A restriction on the transfer or registration of shares is valid and enforceable against the holder or a transferee of the holder if the restriction is lawful and its existence is noted conspicuously on the front or back of the certificate representing the shares or in an information statement with respect to the shares.

Section 5. Lost or Destroyed Share Certificates. The Corporation may issue a new share certificate in the place of any certificate theretofore issued by it which is alleged to have been lost or destroyed and may require the owner of such certificate, or his legal representative, to give the Corporation a bond, with or without surety, or such other agreement, undertaking or security as the Board of Directors shall determine is appropriate, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction or the issuance of any such new certificate.

ARTICLE VI

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the Eastern District of Virginia, Fairfax Division, or in the event that court lacks jurisdiction to hear such action, the Circuit Court of the County of Fairfax, Virginia, shall be the sole and exclusive forum of (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action for breach of duty to the Corporation or the Corporation’s shareholders by any current or former officer or other employee or agent or director of the Corporation, (iii) any action against the Corporation or any current or former officer or other employee or agent or director of the Corporation arising pursuant to any provision of the Virginia Stock Corporation Act (as it may be amended from time to time) or the Articles of Incorporation or these Bylaws (as either may be amended from time to time), or (iv) any action against the Corporation or any current or former officer or other employee or agent or director of the Corporation governed by the internal affairs doctrine.

ARTICLE VII

SEVERABILITY

If any provision of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of these Bylaws (including, without limitation, each portion of any sentence of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 1. Corporate Seal. The corporate seal of the Corporation shall be circular and shall have inscribed thereon, within and around the circumference, "MARKEL CORPORATION". In the center shall be the word "SEAL".

Section 2. Fiscal Year. The fiscal year of the Corporation shall be determined in the discretion of the Board of Directors, but in the absence of any such determination it shall be the calendar year.

Section 3. Amendments. Except as otherwise provided by law, these Bylaws may be amended or repealed, and new Bylaws may be made at any regular or special meeting of the Board of Directors. Bylaws made by the Board of Directors may be repealed or changed and new Bylaws may be made by the shareholders, and the shareholders may prescribe that any Bylaw made by them shall not be altered, amended or repealed by the Board of Directors.